Exhibit 99.1

For more information:
Joe McCreery - Head of Investor Relations
903-988-6425
FOR IMMEDIATE RELEASE:

MARTIN RESOURCE MANAGEMENT CORPORATION
OWNER OF THE GENERAL PARTNER
OF MARTIN MIDSTREAM PARTNERS L.P. ANNOUNCES
LITIGATION SETTLEMENT

KILGORE, TX - October 2, 2012 (GlobeNewswire) - Martin Midstream Partners L.P. (NASDAQ: MMLP) (“MMLP” or the “Partnership”) announced today that Martin Resource Management Corporation (the “Parent”), the owner of its general partner, has settled certain ongoing litigation with certain of its shareholders. The settlement, among other things, provides the Parent, its officers and directors with a full and final release and resolves the litigation styled Scott Martin, et al. v. Martin Resource Management Corporation, et al, originally filed in the 215th Harris County Judicial District Court of Texas under Cause No. 2008-53948 (the “Harris County Litigation”) for an undisclosed price. The settlement also resolves all of the other outstanding lawsuits between the parties to the Harris County Litigation.

Additionally, the Parent repurchased all of the outstanding shares of the Parent owned by (i) Scott D. Martin, (ii) KCM LLC, formerly KC-Martin, LLC and (iii) SKM Partnership, Ltd. for an undisclosed sum.

About Martin Midstream Partners L.P.

Martin Midstream Partners is a publicly traded limited partnership with a diverse set of operations focused primarily in the United States Gulf Coast region. The Partnership's primary business lines include: terminalling and storage services for petroleum products and by-products; NGL distribution services; and sulfur and sulfur-based products processing, manufacturing, marketing and distribution; marine transportation services for petroleum products and by-products. Additionally, the Partnership processes and packages naphthenic lubricating oils for specialty applications used in the automotive, energy, and petrochemical industries

Additional information concerning Martin Midstream is available on its website at www.martinmidstream.com.

About Martin Resource Management Corporation

Martin Resource Management Corporation (MRMC) through its various subsidiaries is an independent provider of marketing and distribution and transportation of hydrocarbon products and by-products including molten sulfur, sulfur-based derivatives, fuel oil, natural gas liquids (NGLs), asphalt, paper mill liquids, and other bulk tank liquids. In addition, the Company manufactures and markets processed sulfur products including fertilizer and emulsified sulfur. Additionally, the Company markets and distributes naphthenic lubricating oils for specialty applications used in the automotive, energy and petrochemical industries.